Exhibit 99.6

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the initially filed Registration Statement of Rome Wildlife, Inc. on Form S-4 (the “Registration Statement”) and in the joint proxy statement/prospectus and management information circular which is part of the Registration Statement of our written opinion, dated April 26, 2026, appearing as Annex K to such Registration Statement, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinion of Real’s Financial Advisor,” “Risk Factors,” “The Contemplated Transactions—Background of the Contemplated Transactions,” “The Contemplated Transactions—Recommendation of the Real Board; Real’s Reasons for the Contemplated Transactions,” “The Contemplated Transactions—Opinion of Real’s Financial Advisor” and “The Contemplated Transactions—Certain Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Eric Rosenblum
Name: Eric Rosenblum
Title: Managing Director

July 7, 2026